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                                                                     Exhibit 8.1




                                            November [__], 2001




EME Homer City Generation L.P.
1750 Power Plant Road
Homer City, Pennsylvania 15748-8009

Ladies and Gentlemen:

                  We have acted as special counsel to Edison Mission Holdings Co., a California corporation ("EMH") and EME Homer City Generation L.P., a Pennsylvania limited partnership ("Generation") in connection with the preparation of the solicitation by EMH of consents (the "Consent Solicitation") of the holders of its 8.137% Senior Secured Bonds due 2019 and its 8.734% Senior Secured Bonds due 2026 previously issued pursuant to the Indenture, dated as of May 27, 1999 (the "Initial Indenture"), between EMH and The Bank of New York, as successor trustee to the United States Trust Company of New York (the "Trustee"). The Consent Solicitation will be conducted pursuant to the Consent Solicitation Statement, which forms a part of the Registration Statement on Form S-4 (including any amendments thereto) filed with the Securities and Exchange Commission (the "Registration Statement" and the "Commission," respectively), which serves as a prospectus for the 8.137% Senior Secured Bonds due 2019 and the 8.734% Senior Secured Bonds due 2026 (collectively, the "New Bonds") to be issued by Homer City Funding, LLC, a Delaware limited liability company ("Newco"). The New Bonds are to be issued pursuant to an amended and restated indenture (the "Amended and Restated Indenture"), to be entered into by Newco and the Trustee as part of a leveraged lease financing of electric generating facilities owned by Generation. We are rendering this opinion at your request in connection with the Consent Solicitation.

                  In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Initial Indenture, (iii) the Amended and Restated Indenture and (iv) such other documents, certificates, and records as we have deemed


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necessary or appropriate as a basis for the opinion set forth herein. We have also relied upon factual statements and representations made to us by representatives of EMH, Newco, Generation and others and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. We have also assumed that the Consent Solicitation will be consummated in accordance with the Registration Statement, the Amended and Restated Indenture and such other documents, certificates, records, statements, and representations and that the statements as to factual matters contained in the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the completion of the Consent Solicitation.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submit ted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties and the validity and binding effect thereof on such parties.

                  Based upon and subject to the foregoing, we hereby confirm that, although the discussion set forth in the Registration Statement under the heading "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" does not purport to discuss all United States federal income tax considerations of the adoption of the proposed amendments to the Initial Indenture and the related consent payments, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax considerations for the bondholders of the adoption of the proposed amendments to the Initial Indenture and the related consent payments. There can be no assurance, however, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court of law.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive


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effect). A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which our opinion is based could affect our conclusions.

                  Except as set forth above, we express no opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

                                Very truly yours,


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